          Exhibit 11 - Statement Re: Computation of Earnings Per Share

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
                                            THREE MONTHS ENDED      NINE MONTHS ENDED
                                               SEPTEMBER 30,          SEPTEMBER 30,
                                            1996         1997       1996        1997
                                           -------     -------     -------    -------
Primary:

   Average Shares Outstanding               18,834      22,677      16,930     22,023

   Net Effect of dilutive stock options -
     based on treasury stock method
     using average market price              1,536       1,438       1,428      1,287
                                           -------     -------     -------    -------

Totals                                      20,370      24,115      18,358     23,310
                                           =======     =======     =======    =======
Net Income                                 $ 1,448     $ 5,213     $ 7,081    $13,939
                                           =======     =======     =======    =======
Earnings Per Share                         $   .07     $   .22     $   .39    $   .60
                                           =======     =======     =======    =======
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